EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2021, on the consolidated financial statements of Marathon Bancorp, Inc. relating to the consolidated financial statements for the two years ended June 30, 2021, which appear in the Annual Report on Form 10-K of Marathon Bancorp, Inc.

/s/ Bonadio & Co., LLP
Syracuse, New York
June 28, 2022